Exhibit 99.1

Gabrielle M. Andrés
Corporate Communications
P 615.269.8175
www.healthcarerealty.com
NEWS RELEASE
HEALTHCARE REALTY TRUST ANNOUNCES FOURTH QUARTER DIVIDEND
NASHVILLE, Tennessee, February 3, 2009 — Healthcare Realty Trust Incorporated (NYSE:HR) today announced its common stock cash dividend for the quarter ended December 31, 2008. This dividend, in the amount of $0.385 per share, is payable on March 5, 2009 to shareholders of record on February 20, 2009.
Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. The Company had investments of approximately $1.8 billion in 179 real estate properties and mortgages as of September 30, 2008, excluding assets classified as held for sale and including investments in three unconsolidated limited liability companies. The Company’s 173 owned real estate properties, excluding assets classified as held for sale, are comprised of six facility types, located in 25 states, totaling approximately 10.9 million square feet. The Company provides property management services to approximately 7.4 million square feet nationwide.
In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2007 under the heading “Risk Factors,” and as may be updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.